EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Lakeland Industries, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144870, No. 333-176733, No. 333-183882, and No. 333-205836) and Form S-3 (No. 333-200422) of Lakeland Industries, Inc. of our report dated May 15, 2015 relating to our audit of the financial statements of Lakeland Brasil S.A. as of January 31, 2015 which appears in the Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2016.

/s/ Mazars Auditores Independentes S/S
Mazars Auditores Independentes, S/S
Sao Paulo, Brazil
April 21, 2016